Exhibit 10.3
TRADEMARK LICENSE AGREEMENT
This TRADEMARK LICENSE AGREEMENT (this “Agreement”) is entered into as of August 1, 2022 (the “Effective Date”), by and between Fortress Transportation and Infrastructure Investors LLC, a Delaware limited liability company (“Licensor”), and FTAI Infrastructure Inc., a Delaware corporation (“Licensee”). Licensor and Licensee are sometimes referred to herein individually as a “Party,” and collectively as the “Parties.” Capitalized terms used but not otherwise defined herein shall have the respective meanings set forth or referenced in Section 1.
RECITALS
WHEREAS, prior to the Effective Date, Licensor and Licensee were Affiliates of each other;
WHEREAS, pursuant to the Separation and Distribution Agreement, dated August 1, 2022, between Licensor and Licensee (the “Separation Agreement”), Licensor and Licensee are being separated and Licensee is being established as an independent publicly traded company;
WHEREAS, this Agreement is an “Ancillary Agreement” (as defined in the Separation Agreement) within the meaning of the Separation Agreement;
WHEREAS, Licensor is the owner of certain trademarks, service marks and trade names that both Licensor and Licensee use in connection with their respective businesses; and
WHEREAS, Licensee desires to obtain from Licensor and Licensor wishes to grant to Licensee, on the terms and conditions set forth in this Agreement, a license to use said trademarks, service marks and trade names in connection with the continued operation by Licensee of its business from after the closing of said Separation Agreement.
NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth below and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:
Section 1.	Definitions. As used in this Agreement, the following terms shall have the following meanings.
“Action” means any demand, claim, action, suit, countersuit, arbitration, litigation, inquiry, proceeding or investigation by or before any Governmental Authority or any arbitration or mediation tribunal or authority.
“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the specified Person; provided, however, that Licensor and Licensee shall not be deemed Affiliates of each other. For this purpose, “control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Business” shall have the meaning set forth in the Separation Agreement.
“Business Day” means a day other than a Saturday, a Sunday or a day on which banking institutions located in the State of New York are authorized or obligated by applicable Law or executive order to close.
“FTAI Management Agreement” has the meaning set forth in the Separation Agreement.
“Governmental Authority” means any U.S. federal, state, local or non-U.S. court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority.
“Law” means any law, statute, ordinance, code, rule, regulation, order, writ, proclamation, judgment, injunction or decree of any Governmental Authority.
“Licensed Marks” means the trademark and service mark FTAI, including U.S. Reg. No. 4,881,567, in each case used in conjunction or combination with the word “Infrastructure”.
“Licensed Names” means corporate and trade names consisting of or including the Licensed Marks.
“Licensed Services” means the Business and natural evolutions and extensions of the Business outside of the Licensor Exclusive Field.
“Licensor Exclusive Field” means aviation and offshore equipment leasing.
“Licensor Logo” means the following logo:, or any design confusingly similar thereto.
“Losses” means any and all damages, losses, deficiencies, liabilities, obligations, penalties, judgments, settlements, claims, payments, interest costs, taxes, fines and expenses (including the costs and expenses of any and all Actions and demands, assessments, judgments, settlements and compromises relating thereto and attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation, defense, litigation or arbitration thereof or the enforcement of rights hereunder).
“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, a union, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.
“Territory” means worldwide.

Section 2.1	Interpretation. In this Agreement, unless the context clearly indicates otherwise:
(a)            words used in the singular include the plural and words used in the plural include the singular;
(b)            the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”;
(c)            the word “or” shall have the inclusive meaning represented by the phrase “and/or”;
(d)            relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding” and “through” means “through and including”;
(e)            reference to any agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement;
(f)            reference to any Law means such Law (including any and all rules and regulations promulgated thereunder) as amended, modified, codified or reenacted, in whole or in part, and in effect at the time of determining compliance or applicability; and
(g)            references to any Person include such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement.
Section 3.	Grant and Scope of License.

3.1            Grant of License.  Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee, and Licensee hereby accepts, a non-exclusive, non-sublicensable (unless sublicensed in compliance with Section 3.2), royalty-free license to use the Licensed Marks in the Territory on or in connection with the Licensed Services, including in the Licensed Names.
3.2            Sublicense Rights.  Licensee may sublicense the rights granted to it herein to its Affiliates and to third parties (but with respect to third parties solely for the benefit of Licensee and its Affiliates and not for the independent use of such third parties) (“Sublicensees”).  Licensee shall be responsible for ensuring compliance by all Sublicensees with all of the terms and conditions of this Agreement applicable to Licensee.
3.3            Limited Purpose.  Licensee shall not use or sublicense (i) FTAI other than in conjunction or combination with the word “Infrastructure,” (ii) FTAI in conjunction or combination with the word “Aviation” or similar words, (iii) FTAI in connection with the Licensor Logo, or (iv) the Licensed Marks in connection with any goods, services or activities other than the Licensed Services.

3.4            Reserved Rights of Licensor.  All rights not expressly granted herein to Licensee are specifically reserved to Licensor, including the right to use or authorize others to use the Licensed Marks in connection with goods or services.
Section 4.	Use of Licensed Marks.

4.1            Form of Use.
(a)            Licensee shall use the Licensed Marks only in the form and presentation in use by Licensee in the Business during the twelve (12) months prior to the Effective Date or that have been approved in advance, in writing, by Licensor (such approval not to be unreasonably withheld, conditioned or delayed).
(b)            Licensee agrees to comply with reasonable rules set forth from time to time by Licensor with respect to the appearance and manner of use of the Licensed Marks in connection with the Licensed Services.
4.2            Marking.  Licensee shall include, where appropriate and as requested by Licensor, agreed-to trademark markings or legends for the Licensed Marks.  Licensee shall comply with all applicable Laws pertaining to the proper use and designation of trademarks and service marks.
Section 5.	Quality Control.

5.1            Quality Control.  Licensee shall ensure that all Licensed Services conform to the quality standards historically associated with the services of Licensor and Licensee on and in connection with which the Licensed Marks have been used prior to the Effective Date, and with such quality and brand standards as Licensor may reasonably request after the Effective Date and communicate in writing to Licensee.  The Parties acknowledge that Licensee has acquired all the necessary and appropriate knowledge, skill, experience and expertise to enable it to provide Licensed Services in compliance with Licensor’s existing quality standards and in compliance with all applicable Laws, and acknowledge and agree that, as a result thereof, Licensor may reasonably rely on Licensee to regularly ensure that all Licensed Services comply with such quality standards and Laws.
5.2            Inspection.  Licensor shall have the right to inspect the Licensed Services and uses of the Licensed Marks by Licensee to confirm that such Licensed Services comply with the quality standards set forth in Section 5.1  Licensee shall cooperate with Licensor, as reasonably requested by Licensor, in connection with any such inspection by Licensor.
Section 6.
Compliance with Law.  Licensee shall comply with all applicable Laws pertaining to its use of the Licensed Marks, including all Licensed Services on or in connection with which the Licensed Marks are used.

Section 7.
Licensor’s Maintenance of Licensed Marks.  Licensee agrees to cooperate with Licensor or its representatives by timely obtaining and/or submitting to Licensor or its representatives, as requested by Licensor, documents, information, specimens, verified or sworn statements, assignments or other documents reasonably believed by Licensor to be necessary in order to maintain such registrations or prosecute applications for registration of the Licensed Marks for the Licensed Services.  Licensor shall give Licensee notice of any such registrations or applications that Licensor does not intend to maintain or further prosecute, and Licensee shall give Licensor notice of any additional applications that Licensee believes should be filed for the Licensed Marks for the Licensed Services.  It shall be Licensor’s right to determine in the first instance whether, when and in what jurisdictions additional applications for registration of the Licensed Marks for the Licensed Services shall be filed and whether existing such applications or registrations shall be further prosecuted or maintained; provided, however, that if Licensee and Licensor disagree regarding any such issues, Licensor shall file, prosecute or maintain such applications or registrations in Licensor’s name if Licensee pays for all costs and expenses, including all attorneys’ fees and filing fees, associated with such applications or registrations; and provided further that the foregoing obligation on Licensor’s part shall not be applicable if Licensor believes in good faith that such application, prosecution or maintenance will be unsuccessful, is unnecessary, or would otherwise cause damage or risk to Licensor, the Licensed Marks, or Licensee.

Section 8.	Ownership.

8.1            Ownership of Licensed Marks.  Licensee acknowledges that, as between Licensor and Licensee, Licensor is and will remain the sole and exclusive owner of all right, title and interest in and to the Licensed Marks.  Licensee agrees that any goodwill in the Licensed Marks resulting from Licensee’s or its Sublicensees’ use of the Licensed Marks under this Agreement will inure solely to the benefit of Licensor and will not create any right, title or interest of Licensee or its Sublicensees (including any ownership right by Licensee or any Sublicensee) in or to the Licensed Marks in the Territory.
8.2            No Contest.  During the term of this Agreement and thereafter, Licensee shall not contest, oppose or challenge Licensor’s ownership of the Licensed Marks or the validity thereof.  Licensee will do nothing to impair Licensor’s ownership or rights in the Licensed Marks.  In particular, Licensee shall not register or attempt to register any of the Licensed Marks or any marks confusingly similar to any of the Licensed Marks, alone or with other words or designs, for any goods or services, in any jurisdiction, and will not oppose or contest Licensor’s application(s) to register, registration(s) or permitted use(s) of the Licensed Marks in any jurisdiction.
8.3            Adverse Use and Enforcement.
(a)            Notice.  Each Party shall promptly notify the other Party in writing of any legal proceeding or action instituted against such Party arising out of the use of the Licensed Marks.  Licensee shall also promptly notify Licensor in writing should Licensee learn of use by an unauthorized third party of any mark that may be confusingly similar to, infringe or otherwise violate Licensor’s rights in the Licensed Marks.
(b)            Enforcement.  As between the Parties, Licensor shall have the sole right (but not the obligation) to control enforcement of any infringement or other violation (“Infringement”) of the Licensed Marks against any third party and to control the defense of any claim by a third party that the use of the Licensed Marks Infringes a third party’s rights; provided that to the extent any such Infringement adversely affects Licensee’s rights hereunder in a material respect then, at the reasonable request of Licensee, the Parties shall reasonably consult and cooperate with each other with respect thereto.  To the extent requested by Licensee, the costs reasonably incurred by Licensor in connection with any action taken with respect to such Infringement claims shall be borne by Licensee.  At the request of Licensor, Licensee shall provide reasonable assistance in connection with such Infringement claims.

Section 9.            Indemnification
9.1            By Licensor.  Licensor shall defend, indemnify and hold harmless Licensee and its Affiliates and their respective officers, directors and employees, shareholders, attorneys, successors and assigns (“Related Parties”), against all Losses to the extent arising out of or in connection with any actual or threatened Actions instituted or asserted against Licensee or its Related Parties arising out of Licensor’s use or license of the Licensed Marks (other than to Licensee and its Sublicensees).  Licensee shall reasonably cooperate in the defense of such claim at Licensor’s expense.  Licensee may participate in any such claim at its own expense with counsel of its choosing.
9.2            By Licensee.  Licensee shall defend, indemnify and hold harmless Licensor and its Related Parties, against all Losses to the extent arising out of or in connection with any actual or threatened Actions instituted or asserted against Licensor or its Related Parties arising out of Licensee’s or its Sublicensees’ use or sublicense of the Licensed Marks.  Licensor shall reasonably cooperate in the defense of such claim at Licensee’s expense.  Licensor may participate in any such claim at its own expense with counsel of its choosing.
Section 10.	Term and Termination.

10.1            Term.  The term of this Agreement shall commence on the Effective Date and shall continue until the expiration or earlier termination of the Management Agreement, unless this Agreement is terminated at an earlier time in accordance with the provisions of this Agreement.
10.2            Termination.
(a)            Breach by Licensee.  In the event that Licensee materially breaches this Agreement, Licensor may terminate this Agreement and the license granted in this Agreement by giving notice in writing to Licensee of the breach.  In the event Licensee does not correct or eliminate the breach within thirty (30) days from the date of receipt of such notice, this Agreement, including Licensee’s license to use the Licensed Marks and right to use the Licensed Names, shall terminate.
(b)            Breach by Licensor.  In the event Licensor breaches any of its representations or material obligations under this Agreement, Licensee may terminate this Agreement and the license granted in this Agreement by giving notice in writing to Licensor of the breach.  In the event Licensor does not correct or eliminate the breach within thirty (30) days from the date of receipt of such notice, this Agreement, including Licensee’s license to use the Licensed Marks and right to use the Licensed Names, shall terminate.

10.3           Automatic Termination.  In the event that Licensee dissolves or liquidates or ceases to engage in its business, or files a petition in bankruptcy, or is adjudicated a bankrupt or otherwise seeks relief under or pursuant to any bankruptcy, insolvency or reorganization statute or proceeding, or if a petition in bankruptcy is filed against it and is not discharged within ninety (90) days thereafter or if Licensee makes an assignment for the benefit of its creditors or if a custodian, receiver or trustee is appointed for it or for a substantial portion of its business or assets and such appointment is not discharged within ninety (90) days thereafter (hereinafter individually and/or collectively referred to as “Bankruptcy or Related Proceedings”), then this Agreement will terminate automatically.  In the event of Licensor’s Bankruptcy or Related Proceedings, Licensor and/or its custodian, receiver, or trustee retains the right to reject and terminate this Agreement in its entirety.
10.4           Effect of Termination.  In the event of any termination of this Agreement under any circumstance, Licensee and its Sublicensees shall discontinue all use of the Licensed Marks, including all use of the Licensed Names, within nine (9) months of such termination, and shall use the Licensed Marks during such nine (9) month period in compliance with all terms and conditions of this Agreement.  After such nine (9) month period, Licensee thereafter will cease and forever desist from all use of the Licensed Marks and the Licensed Names and shall not use any mark, name, designation or design confusingly similar to any of the Licensed Marks or Licensed Names anywhere in the world.
10.5           Survival.  The provisions of Sections 8.1 and 8.2, 9, 10.4 and 11 of this Agreement shall survive termination of this Agreement regardless of the reason for termination.
Section 11.	Miscellaneous.

11.1           Confidentiality.  Each Party shall use commercially reasonable efforts, consistent with its general practices, to maintain the confidentiality of any non-public information of the other Party or its Affiliates provided to or accessed by such Party under or in connection with this Agreement.
11.2           Amendment and Waivers.
(a)            This Agreement may not be amended except by an agreement in writing signed by both Parties.
(b)            Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the Party entitled to the benefit thereof and any such waiver shall be validly and sufficiently given for the purposes of this Agreement if it is in writing signed by an authorized representative of such Party. No delay or failure in exercising any right, power or remedy hereunder shall affect or operate as a waiver thereof; nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power or remedy preclude any further exercise thereof or of any other right, power or remedy. The rights and remedies hereunder are cumulative and not exclusive of any rights or remedies that either Party would otherwise have.
11.3            Entire Agreement.  This Agreement and the Separation Agreement constitute the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersede all prior negotiations, agreements, commitments, writings, courses of dealing and understandings with respect to the subject matter hereof.

11.4            Notices. All notices, requests, permissions, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) five (5) Business Days following sending by registered or certified mail, postage prepaid, (b) when sent, if sent by email (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, (c) when delivered, if delivered personally to the intended recipient, and (d) one (1) Business Day following sending by overnight delivery via a national courier service and, in each case, addressed to a Party at the following address for such Party:
(a)          If to Licensor:
Fortress Transportation and Infrastructure Investors LLC
c/o Fortress Investment Group
1345 Avenue of the Americas, 45th Floor
New York, New York 10105
Attention: Joseph Adams; Kevin Krieger
Email: jadams@fortress.com; kkrieger@fortress.com
(b)          If to Licensee:
FTAI Infrastructure Inc.
1345 Avenue of the Americas, 45th Floor
New York, New York 10105
Attention: Kenneth Nicholson; BoHee Yoon
Email: knicholson@fortress.com; byoon@fortress.com
11.5            Counterparts; Electronic Delivery. This Agreement may be executed in multiple counterparts, each of which when executed shall be deemed to be an original, but all of which together shall constitute one and the same agreement. Execution and delivery of this Agreement or any other documents pursuant to this Agreement by facsimile, .pdf or other electronic means shall be deemed to be, and shall have the same legal effect as, execution by an original signature and delivery in person.
11.6            Severability. If any term or other provision of this Agreement is determined by a nonappealable decision by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to either Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the court, administrative agency or arbitrator shall interpret this Agreement so as to affect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible. If any sentence in this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only as broad as is enforceable.

11.7           Assignability; Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns; provided, however, that the rights and obligations of Licensee under this Agreement shall not be assignable, in whole or in part, by Licensee without the prior written consent of Licensor (such consent not to be unreasonably withheld, conditioned or delayed) and any attempt to assign any rights or obligations under this Agreement without such consent shall be null and void.
11.8           Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the substantive Laws of the State of New York, without regard to any conflicts of law provisions thereof that would result in the application of the Laws of any other jurisdiction.
11.9           Construction. This Agreement shall be construed as if jointly drafted by the Parties and no rule of construction or strict interpretation shall be applied against either Party. The Parties represent that this Agreement is entered into with full consideration of any and all rights which the Parties may have. The Parties have relied upon their own knowledge and judgment. The Parties have had access to independent legal advice, have conducted such investigations they thought appropriate, and have consulted with such other independent advisors as they deemed appropriate regarding this Agreement and their rights and asserted rights in connection therewith. The Parties are not relying upon any representations or statements made by the other Party, or such other Party’s employees or representatives, regarding this Agreement, except to the extent such representations are expressly set forth or incorporated in the Separation Agreement.
11.10         Title and Headings. Titles and headings to Sections and Articles are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective officers as of the date first set forth above.
FORTRESS TRANSPORTATION & INFRASTRUCTURE INVESTORS LLC

By:	/s/ Joseph P. Adams Jr.
Name: Joseph P. Adams Jr.
Title: Chief Executive Officer

FTAI INFRASTRUCTURE INC.

By:	/s/ Kenneth Nicholson
Name: Kenneth Nicholson
Title: Chief Executive Officer